EXHIBIT 11(B)

INSIDER TRADING

As a publicly traded company on a major U.S. exchange, VocalTec is obligated to comply with certain U.S. laws and SEC Regulations that prohibit employees that possess inside information from trading in VocalTec stock. Inside information is any material, non-public information that might influence an investor to trade in the company's stock, and may include unannounced financial results, customer orders, product developments, etc. Sanctions in violation of such laws include
(i) up to 10 years imprisonment; (ii) up to $1,000,000 in fines; and/or (iii) civil penalties of up to three times the profit made or loss avoided by the trading. For this reason, VocalTec has enacted the following Insider Trading Policy, and has required all employees to certify their acknowledgement and intent to comply with such policy.

STATEMENT OF COMPANY POLICY REGARDING INSIDER TRADING

As you know, U.S. federal securities laws prohibit insiders of a public company, such as officers, directors, employees and subcontractors, from trading in the securities of that company on the basis of "inside" information. In addition to the direct liability of insiders for insider trading violations, potential liability on the part of companies and their directors and officers exists for failures to prevent such violations by company personnel. In light of these liabilities and the severity of sanctions that could be imposed upon both you and VocalTec for insider trading violations, we have adopted the policies and procedures set forth herein.

Please note that while these procedures and policies are company policy, they are not intended to replace the primary responsibility of each employee to understand and comply with the prohibition on insider trading under federal securities laws. If you have any questions on any of the following or with respect to your obligations under federal securities laws generally, please contact VocalTec's Chief Financial Officer.

BACKGROUND

The Insider Trading and Securities Fraud Enforcement Act of 1988 (the "Insider Trading Act") imposes severe sanctions against those who engage in insider trading. Individuals who trade on inside information or "tip" such information to others may be subject to:

     o    Criminal fines of up to $1,000,000;

     o    Prison sentence of up to ten years; and

     o Civil penalties of up to three times the profit gained or loss avoided as a result of such sale, purchase or communication.

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In addition to sanctions against those who directly violate the prohibition on insider trading, the Insider Trading Act in certain circumstances imposes a penalty on companies and their directors and officers for failure to take measures to prevent such violations.

COMPANY POLICY

In light of the severity of possible sanctions to employees and to the Company, we have adopted the following procedures and policies. Since you will be asked to certify as to your understanding and intention to comply as well as to your actual compliance with this policy statement, you should read this statement carefully and call VocalTec's Chief Financial Officer if you have any questions.

RESTRICTIONS

     o No director, officer, employee or subcontractor of the Company who possesses material non-public information relating to the Company may issue orders to buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, such information.

     o No director, officer, employee or subcontractor who, while acting for the Company, obtains material non-public information which relates to any other company, including customers or suppliers of the Company, may issue orders to buy or sell securities of that company or otherwise misuse such information.

     o No director, officer, employee or subcontractor should engage in any of the following transactions with respect to securities of the
          Company: (i) selling short; or (ii) buying or selling puts or calls; and (iii) purchasing on margin.

     o Directors, officers, employees and subcontractors should avoid discussing or disclosing non-public information about the Company or its activities that may have an impact on the value of the Company's stock, except when clearly authorized in connection with the Company's business.

     o Directors, officers, employees and subcontractors may only issue orders during the Company's "Trading Window" to trade in the Company's securities beginning on the third business day following the public announcement of earnings for each of the Company's fiscal quarters and continuing until fourteen (14) days prior to the close of the current fiscal quarter.

     o Directors, officers, employees and subcontractors are required to notify VocalTec's Chief Financial Officer prior to transactions in the Company's securities.



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APPLICABILITY OF RESTRICTIONS

MATERIAL INFORMATION: Material information is any information that a reasonable investor could consider important to a decision to buy, hold or sell stock and which therefore could reasonably affect the price of the stock. Examples of material information include:

     o progress toward achieving revenue and earnings targets of public securities analysts

     o    projections of future earnings or losses

     o knowledge regarding a pending or proposed merger, acquisition or tender offer or regarding a significant sale of assets

     o    knowledge regarding establishment of a major strategic partnership

     o    changes in dividend policies

     o the declaration of a stock split or the offering of additional securities

     o    changes in management

     o    breakthroughs in technology

     o    the award or loss of a substantial contract

     o    execution of a letter of intent or license agreement with a customer

Either positive or negative information may be material. If you are unsure at any time as to whether you are in possession of material information about the Company, you should contact VocalTec's Chief Financial Officer for clarification.

NON-PUBLIC INFORMATION. The restriction on trading based on material information applies not only to non-public information but also applies for a limited time after such information has been released to the public. The Company's shareholders and the investing public must be afforded time to receive and digest material information. As a general rule, you should consider material information to be non-public from the time you become aware of material information until two business days after it has been released by the Company to the public and, accordingly, you should not engage in any stock transactions until the third business day after material information has been released to the public. If the information is complex or is not widely disseminated, we suggest that you wait an even longer period of time.

FAMILY MEMBERS. The restrictions on trading set forth above apply not only to you but also to members of your household. Insiders are responsible for compliance of such persons and should, if necessary, review with them Company policy and the general prohibitions on insider trading.

TIPPING INFORMATION TO OTHERS. You may not disclose any material non-public information to your friends, your social acquaintances or anyone else. This prohibition applies whether or not you receive any benefit from the other person's use of that information.


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POSTING INFORMATION IN CHAT ROOMS. No director, officer or employee may disclose any material non-public information or non-material information that is already publicly available as well as your opinions about the Company or its activities or any of the companies with whom we do business, or engage in any speculation regarding the prospects of the Company (financial or otherwise) in any Internet "chat rooms," "blackboards," electronic "bulletin boards," in any e-mail correspondence or in any other electronic medium on the Internet or the Company's intranet, except if clearly authorized by VocalTec's Chief Financial Officer.

NO EXCEPTIONS. Generally, there are no exceptions to these prohibitions. Transactions that might otherwise be necessary for emergencies or other personal reasons are prohibited.

Without limiting the foregoing, sales made by an executive officer or director pursuant to a "Qualified Selling Plan" will not be subject to the insider trading prohibitions set forth herein. For purposes of this exception, a "Qualified Selling Plan" is a written plan adopted by an executive officer or director for selling company securities which meets each of the following requirements: (1) The plan is adopted during a period when the trading window is open; (2) the plan is adopted during a period when the individual is not in possession of material non-public information; (3) the plan is adhered to strictly; (4) the plan either (a) specifies the amount of securities to be sold and the date on which the securities are to be sold, (b) includes a written formula or algorithm, or computer program, for determining the amount of securities to be sold and the price at which and the date on which the securities are to be purchased or sold, or (c) does not permit any insider to exercise any subsequent influence over how, when, or whether to effect sales; provided, in addition, that any other person who, pursuant to the contract, instruction, or plan, did exercise such influence must not have been aware of the material nonpublic information when doing so; and (5) at the time it is adopted the plan conforms to all other requirements of Rule 10b5-1(c)(1) under the United States Securities Exchange Act of 1934 as in effect from time to time (or any provision replacing such rule). Any Qualified Selling Plan must be delivered promptly to the Chief Financial Officer of the Company. The Company reserves the right to disclose publicly the terms any Qualified Selling Plan.

PROCEDURES

     o All directors, officers, employees and subcontractors shall execute the attached certification regarding compliance with the policies and procedures set forth in this policy statement and with the prohibition against insider trading.

     o On a periodic basis upon the request of Company, all directors, officers, employees and subcontractors shall certify as to compliance with the policies and procedures set forth in this policy statement and with the prohibition on insider trading.


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     o    Officers, directors, employees and subcontractors shall only trade during "Trading Windows" as specified by the Company. During all non-Trading Window periods, such persons shall not trade in Company securities.

     o Directors, officers, employees, and subcontractors of the Company are required to notify the Company before buying or selling securities of the Company.

CONCLUSION

This statement is intended to present the Company's procedures and policies with respect to the trading of securities by directors, officers and employees. The procedures and policies set forth in this policy statement present only a general framework within which you may purchase and sell securities of the Company without violating insider-trading laws. You have the ultimate responsibility for complying with insider trading laws. You should therefore not rely totally on the procedures and policies set forth herein but rather you should obtain additional guidance whenever possible.


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                                  CERTIFICATION

Please sign below acknowledging that you have read and agreed to abide by VocalTec's Insider Trading Policy.

I received, reviewed and agree to be bound by VocalTec's Insider Trading Policy.

Dated:                                   _______________________________________
                                         Signature


                                         _______________________________________
                                         Name


                                         _______________________________________
                                         Title


Return this Certification to Human Resources.

By: _________________________________


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